Exhibit 99.1

Lawson Software Reports Fourth Quarter Fiscal 2009 Financial Results

Q4 2009 GAAP EPS of $0.06 and non-GAAP EPS of $0.10

ST. PAUL, Minn.--(BUSINESS WIRE)--July 9, 2009--Lawson Software, Inc. (Nasdaq: LWSN) today reported financial results for its fourth quarter of fiscal year 2009, which ended May 31, 2009. Lawson reported revenues of $186.2 million, down 20 percent from the fourth quarter of fiscal 2008, or 11 percent at constant currency. Currency fluctuations negatively impacted revenues as foreign currencies weakened substantially over the past year compared to the U.S. dollar. License fees declined 19 percent, or 12 percent adjusted for currency, principally from a lower level of software sales to manufacturing customers in the Europe, Middle East and Africa region. Consulting revenues declined 34 percent, or 25 percent adjusted for currency, driven primarily by fewer billable consultants and reduced software license sales throughout the year resulting in lower bookings for consulting and implementation services. Maintenance revenues declined 4 percent due to currency, but increased 4 percent on a constant currency basis.

Fourth quarter GAAP net income of $9.8 million, or $0.06 per diluted share increased compared to net income of $3.7 million, or $0.02 per diluted share in the fourth quarter of fiscal 2008, primarily driven by a $3.4 million benefit in the provision for income taxes reflecting a reduction in the company’s valuation allowance against certain foreign tax assets. This adjustment increased net earnings per diluted share by approximately $0.02. Other impacts on earnings per share include the following:

  Gross margin as a percent of revenues increased to 55 percent from 53 percent a year ago as a higher mix of maintenance revenues to total revenues offset a lower consulting margin.
  Operating expenses, including research and development, sales and marketing, general and administrative and amortization of acquired intangibles, declined by $25.8 million but were partially offset by an $8.9 million restructuring charge in the quarter.
  Interest income declined $2.4 million, or 84 percent, due to lower earned interest on investments, consistent with marketplace declines in interest rates.
  Other expenses decreased as the fourth quarter of fiscal 2008 included a $6.1 million impairment charge for auction rate securities.

The company estimates currency fluctuations had a positive impact of approximately $0.01 on net earnings per diluted share for the fourth quarter.

Included in GAAP net income and earnings per diluted share results are pre-tax expenses of $14.9 million for restructuring, amortization of acquired intangible assets, non-cash stock-based compensation, amortization of purchased maintenance contracts, purchase accounting impact on consulting costs and pre-merger claims reserve adjustment. Excluding these expenses and including $0.1 million of revenue impacted by purchase accounting adjustments, non-GAAP net income for the fourth quarter of fiscal 2009 was $17 million, or $0.10 per diluted share. Non-GAAP net income per diluted share includes a non-GAAP provision for income taxes based upon an estimated rate of 35 percent. The company estimates currency fluctuations had no material impact on non-GAAP net earnings per diluted share for the fourth quarter. Non-GAAP earnings per diluted share of $0.10 were flat compared to the fourth quarter of fiscal 2008.

“Our fourth quarter completed a successful year given the environment,” said Harry Debes, Lawson president and chief executive officer. “During our fiscal year we invested in new products and services to help our customers get more value out of their existing Lawson solutions. We redefined the user experience with Lawson Smart Office and Lawson Enterprise Search. We continued to deepen our focus on our vertical markets, and we successfully launched Lawson’s industry-specific solution for the Equipment Service Management and Rental market. We also aligned our costs early in our fiscal year to respond to a weakening global economy. All these efforts enabled Lawson to achieve an annual non-GAAP operating margin of 12 percent and EPS of $0.35, both of which are the highest in our public company history.”

Twelve Months Ended May 31, 2009
Total revenues for the twelve months ended May 31, 2009 were $757.3 million, down 11 percent, or 6 percent adjusted for currency, from revenues of $852 million during the same fiscal 2008 period. GAAP net income was $18.9 million, or $0.11 per diluted share, increasing from net income of $13.7 million, or $0.08 per diluted share in the comparable fiscal 2008 period. Other factors impacting earnings per share include the following:

  Gross margin as a percent of revenues increased to 52 percent from 51 percent in fiscal 2008 due to a higher mix of maintenance revenues to total revenues and an increase maintenance margin which offset a lower consulting margin.
  Operating expenses, including research and development, sales and marketing, general and administrative and amortization of acquired intangibles, declined by $54.7 million but were partially offset by $20 million of restructuring expense.
  Interest income declined $13.8 million, or 69 percent, due to lower earned interest on investments, consistent with marketplace declines in interest rates.
  Other expense decreased as fiscal 2008 included impairment charges of $18.4 million for auction rate securities.
  The provision for income taxes declined 21 percent primarily because the prior fiscal year had an impairment charge for auction rate securities with no associated tax benefit recorded.

The company estimates currency fluctuations had a positive impact of approximately $0.01 on net earnings per diluted share for the twelve-month period.

Included in the twelve-month GAAP results are pre-tax expenses of $46.1 million for restructuring, amortization of acquired intangible assets, non-cash stock-based compensation, amortization of purchased maintenance contracts, purchase accounting impact on consulting costs and pre-merger claims reserve adjustments. Excluding these expenses and including $0.5 million of revenue impacted by purchase accounting adjustments, non-GAAP net income for the twelve months ended May 31, 2009, was $58.7 million, or $0.35 per diluted share. The company estimates currency fluctuations had a positive impact of approximately $0.01 on non-GAAP net earnings per diluted share for the twelve-month period. Non-GAAP net income per diluted share includes a non-GAAP provision for income taxes based upon an estimated rate of 35 percent. Non-GAAP earnings per diluted share of $0.35 increased year-over-year from $0.33 for the twelve months ended May 31, 2008.

Financial Guidance
For the first quarter of fiscal 2010, which ends Aug. 31, 2009, the company is providing guidance using foreign exchange rates as of the end of June 2009. The company estimates total revenues of $160 million to $165 million. The company anticipates GAAP fully diluted earnings per share will be $0.01 to $0.03. Non-GAAP fully diluted earnings per share are forecasted to be in the range of $0.05, excluding approximately $9 million of pre-tax expenses related to the amortization of acquired intangible assets, non-cash stock-based compensation, incremental non-cash convertible note interest, and amortization of purchased maintenance contracts. The company also forecasts total net other expense of approximately $1.2 million per quarter. The non-GAAP effective tax rate for the first quarter is estimated at 37 percent, which the company expects to apply consistently throughout the fiscal year. The company is not providing financial guidance for the full fiscal year ending May 31, 2010 but expects to modestly improve non-GAAP operating margin over fiscal 2009.

Implementation of FSP APB 14-1
The anticipated first quarter GAAP earnings per diluted share include $2.1 million of incremental non-cash interest expense resulting from the implementation of a new accounting standard related to the company’s convertible notes. This interest is excluded from the company’s non-GAAP results. For the fiscal year the incremental non-cash interest expense related to the company’s convertible notes is anticipated to be $8.3 million.

Fourth Quarter Fiscal 2009 Key Metrics

  Key customer wins:

Americas – Alternative Apparel; CML Healthcare; HealthEast Care System; Manitoba Lotteries Corporation; Oklahoma State University Medical Center; United Radio, Inc.; and Wheeler Machinery Co.
EMEA – K Lund Offshore AS and Reynolds Catering Supplies Ltd.
Asia-Pacific –Ryco Hydraulics; South Island Garment Sdn Bhd; and Teknicast Sdn Bhd.

  Additional key metrics are available on Lawson’s investor website at www.lawson.com/investor

Conference Call and Webcast
The company will host a conference call and webcast to discuss its fourth quarter results and future outlook at 5:00 p.m. EDT (4:00 p.m. CDT) July 9, 2009. Interested parties may also listen to the call by dialing 1-888-790-3441 (or 1-312-470-0136) and using the passcode "LWSN." Interested parties should access the webcast or dial into the conference call approximately 10-15 minutes before the scheduled start time.

A replay will be available approximately one hour after the webcast and conference call concludes and will remain available for one week. To access the replay, dial 1-800-294-2480 or 1-203-369-3227 for international callers. The webcast will also remain on www.lawson.com/investor for approximately one week.

About Lawson Software
Lawson Software provides software and service solutions to 4,500 customers in equipment service management and rental, fashion, food & beverage, healthcare, manufacturing & distribution, public sector (United States), service industries, and strategic human capital management across 40 countries. Lawson Software is a global provider of enterprise software, services and support to customers primarily in three sectors: services, trade and manufacturing/distribution. Lawson’s solutions include Enterprise Performance Management, Human Capital Management, Supply Chain Management, Enterprise Resource Planning, Customer Relationship Management, Manufacturing Resource Planning, Enterprise Asset Management and industry-tailored applications. Lawson solutions assist customers in simplifying their businesses or organizations by helping them streamline processes, reduce costs and enhance business or operational performance. Lawson is headquartered in St. Paul, Minn., and has offices around the world. Visit Lawson online at www.lawson.com. For Lawson’s listing on the First North exchange in Sweden, Remium AB is acting as the Certified Adviser.

Forward-Looking Statements
This press release contains forward-looking statements that contain risks and uncertainties. These forward-looking statements contain statements of intent, belief or current expectations of Lawson Software and its management. Such forward-looking statements are not guarantees of future results and involve risks and uncertainties that may cause actual results to differ materially from the potential results discussed in the forward-looking statements. The company is not obligated to update forward-looking statements based on circumstances or events that occur in the future. Risks and uncertainties that may cause such differences include but are not limited to: uncertainties in uncertainties in the software industry; uncertainties as to when and whether the conditions for the recognition of deferred revenue will be satisfied; increased competition; general economic conditions; the impact of foreign currency exchange rate fluctuations; continuation of the global credit crisis; global military conflicts; terrorist attacks; pandemics, and any future events in response to these developments; changes in conditions in the company's targeted industries and other risk factors listed in the company's most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K filed with the Securities and Exchange Commission. Lawson assumes no obligation to update any forward-looking information contained in this press release.

Use of Non-GAAP Financial Information
The method we use to produce non-GAAP results is not in accordance with GAAP and may differ from the methods used by other companies. These non-GAAP results should not be regarded as a substitute for corresponding GAAP measures but instead should be utilized as a supplemental measure of operating performance in evaluating our business. Non-GAAP measures do have limitations in that they do not reflect certain items that may have a material impact upon our reported financial results. As such, these non-GAAP measures should be viewed in conjunction with both our financial statements prepared in accordance with GAAP and the reconciliation of the supplemental non-GAAP financial measures to the comparable GAAP results provided for each period presented, which are attached to this release.

Our primary non-GAAP reconciling items are as follows:
Purchase accounting impact on revenue - Lawson's non-GAAP financial results include pro forma adjustments for deferred maintenance and consulting revenues that we would have recognized under GAAP but for the related purchase accounting. The deferred revenue for maintenance and consulting on the acquired entity’s balance sheet, at the time of the acquisition, was eliminated from GAAP results as part of the purchase accounting for the acquisition. As a result, our GAAP results do not, in management’s view, reflect all of our maintenance and consulting activity. We believe the inclusion of the pro forma revenue adjustment provides investors a helpful alternative view of Lawson’s maintenance and consulting operations.

Amortization of purchased maintenance contracts – We have excluded amortization of purchased maintenance contracts from our non-GAAP results. The purchase price related to these contracts is being amortized based upon the proportion of future cash flows estimated to be generated each period over the estimated useful lives of the contracts. We believe that the exclusion of the amortization expense related to the purchased maintenance contracts provides investors an enhanced understanding of our results of operations.

Incremental non-cash interest related to convertible debt - We have excluded the incremental non-cash interest expense related to our $240.0 million in 2.5% senior convertible notes that we are required to recognize under FSP APB 14-1 from our non-GAAP results of operations beginning with the three-month period ending August 31, 2009. This FSP requires us to recognize significant additional non-cash interest expense based on the market rate for similar debt instruments that do not contain a comparable conversion feature. We have allocated a portion of the proceeds from the issuance of the senior notes to the embedded conversion feature resulting in a discount on our senior notes. The debt discount is being amortized as additional non-cash interest expense over the term of the notes using the effective interest method. These non-cash interest charges are not included in our operating plans and are not included in management’s assessment of our operating performance. We believe that the exclusion of the non-cash interest charges provide investors useful information relating to the cost structure of our operations.

Stock-based compensation - Expense related to stock-based compensation has been excluded from our non-GAAP results of operations. These charges consist of the estimated fair value of share-based awards including stock option, restricted stock, restricted stock units and share purchases under our employee stock purchase plan. While the charges for stock-based compensation are of a recurring nature, as we grant stock-based awards to attract and retain quality employees and as an incentive to help achieve financial and other corporate goals, we exclude them from our results of operation in assessing our operating performance. These charges are typically non-cash and are often the result of complex calculations using an option pricing model that estimates stock-based awards’ fair value based on factors such as volatility and risk-free interest rates that are beyond our control. The expense related to stock-based awards is generally not controllable in the short-term and can vary significantly based on the timing, size and nature of awards granted. As such, we do not include such charges in our operating plans. In addition, we believe the exclusion of these charges facilitates comparisons of our operating results with those of our competitors who may have different policies regarding the use of stock-based awards.

Pre-merger claims reserve adjustment – We have excluded the adjustment to our pre-merger claims reserve from our non-GAAP results. As part of the purchase accounting relating to the Intentia transaction, we established a reserve for Intentia customer claims and disputes that arose before the acquisition which were originally recorded to goodwill. As we are outside the period in which adjustments to such purchase accounting is allowed, adjustments to the reserve are recorded in our general and administrative expenses under GAAP. We do not consider the adjustments to this reserve established under purchase accounting in our assessment of our operating performance. Further, since the original reserve was established in purchase accounting, the original charge was not reflected in our operating statement. We believe that the exclusion of the pre-merger claims reserve adjustment provides investors an appropriate alternative view of our results of operations and facilitates comparisons of our results period-over-period.

Restructuring - We have recorded various restructuring charges related to actions taken to reduce our cost structure to enhance operating effectiveness and improve profitability and to eliminate certain redundancies in connection with acquisitions. These restructuring activities impacted different functional areas of our operations in different locations and were undertaken to meet specific business objectives in light of the facts and circumstances at the time of each restructuring event. These charges include costs related to severance and other termination benefits as well as costs to exit leased facilities. These restructuring charges are excluded from management’s assessment of our operating performance. We believe that the exclusion of the non-recurring restructuring charges provide investors an enhanced view of the cost structure of our operations and facilitates comparisons with the results of other periods that may not reflect such charges or may reflect different levels of such charges.

Amortization – We have excluded amortization of acquisition-related intangible assets including purchased technology, client lists, customer relationships, trademarks, order backlog and non-compete agreements from our non-GAAP results. The fair value of the intangible assets, which was allocated to these assets through purchase accounting, is amortized using accelerated or straight-line methods which approximate the proportion of future cash flows estimated to be generated each period over the estimated useful lives of the applicable assets. While these non-cash amortization charges are recurring in nature and the underlying assets benefit our operations, this amortization expense can fluctuate significantly based on the nature, timing and size of our past acquisitions and may be affected by any future acquisitions. This makes comparisons of our current and historic operating performance difficult. Therefore, we exclude such accounting expenses when analyzing the results of all our operations including those of acquired entities. We believe that the exclusion of the amortization expense of acquisition-related intangible assets provides investors useful information facilitating comparison of our results period-over-period and with other companies in the software industry as they each have their own acquisition histories and related adjustments.

Impairment of long-term investments – The liquidity and fair value of our investments in marketable securities, including Auction Rate Securities (ARS), were negatively impacted in fiscal 2008 by the uncertainty in the credit markets and exposure to the financial condition of bond insurance companies. As a result, during the second, third and fourth quarters of fiscal 2008 we recorded impairment charges to reduce the carrying value of our ARS investments. The impairment charges related to our ARS investments have been excluded from our non-GAAP results of operations. These impairment charges are excluded from management’s assessment of our operating performance. We believe that the exclusion of these unique charges provide investors an enhanced view of our operations and facilitates comparisons with the results of other periods that do not reflect such charges.

LAWSON SOFTWARE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in USD thousands, except per share data)
(unaudited)

	Three Months Ended		% Increase (Decrease) as reported	% Increase (Decrease) at constant currency
	May 31, 2009	May 31, 2008
Revenues:
License fee	$33,616	$41,722	(19%)	(12%)
Maintenance	85,204	88,930	(4%)	4%
Consulting	67,387	102,377	(34%)	(25%)
Total revenues	186,207	233,029	(20%)	(11%)

Cost of revenues:
Cost of license fees	7,509	8,646	(13%)	(4%)
Cost of maintenance	15,476	17,006	(9%)	2%
Cost of consulting	60,710	83,826	(28%)	(17%)
Total cost of revenues	83,695	109,478	(24%)	(13%)

Gross profit	102,512	123,551	(17%)	(10%)

Operating expenses:
Research and development	19,708	24,125	(18%)	(7%)
Sales and marketing	39,295	51,560	(24%)	(16%)
General and administrative	19,769	27,314	(28%)	(19%)
Restructuring	8,934	(529)	+++	+++
Amortization of acquired intangibles	2,017	3,591	(44%)	(34%)
Total operating expenses	89,723	106,061	(15%)	(6%)

Operating income	12,789	17,490	(27%)	(33%)

Other income (expense), net:
Interest income	446	2,829	(84%)	(84%)
Interest expense	(1,951)	(1,980)	(2%)	0%
Other income (expense), net	(59)	(5,210)	(99%)	(99%)
Total other income (expense), net	(1,564)	(4,361)	(64%)	(134%)

Income before income taxes	11,225	13,129	(15%)	(23%)
Provision for income taxes	1,380	9,453	(85%)	(84%)
Net income	$9,845	$3,676	168%	65%

Net income per share:
Basic	$0.06	$0.02
Diluted	$0.06	$0.02

Weighted average common shares outstanding:
Basic	162,520	173,272	(6%)
Diluted	164,697	176,475	(7%)

We provide the percent change in the results from one period to another using constant currency disclosure to adjust year-over-year measurements for impacts due to currency fluctuations.
Constant currency changes should be considered in addition to, and not as a substitute for changes in revenues, expenses, income, or other measures of financial performance prepared in accordance with US GAAP. We calculate constant currency changes by converting entities’ financial results for the prior year period that are reported in currencies other than the United States dollar at the exchange rate in effect for the current period rather than the previous period.

LAWSON SOFTWARE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in USD thousands, except per share data)
(unaudited)

	Twelve Months Ended		% Increase (Decrease) as reported	% Increase (Decrease) at constant currency
	May 31, 2009	May 31, 2008
Revenues:
License fees	$109,683	$132,156	(17%)	(12%)
Maintenance	350,202	336,779	4%	8%
Consulting	297,443	382,991	(22%)	(17%)
Total revenues	757,328	851,926	(11%)	(6%)

Cost of revenues:
Cost of license fees	24,361	28,782	(15%)	(13%)
Cost of maintenance	64,533	65,885	(2%)	4%
Cost of consulting	269,738	318,253	(15%)	(9%)
Total cost of revenues	358,632	412,920	(13%)	(8%)

Gross profit	398,696	439,006	(9%)	(5%)

Operating expenses:
Research and development	82,377	85,374	(4%)	4%
Sales and marketing	162,975	189,336	(14%)	(10%)
General and administrative	79,765	100,259	(20%)	(17%)
Restructuring	19,954	(731)	+++	+++
Amortization of acquired intangibles	8,892	13,690	(35%)	(30%)
Total operating expenses	353,963	387,928	(9%)	(4%)

Operating income	44,733	51,078	(12%)	(15%)

Other income (expense), net:
Interest income	6,282	20,086	(69%)	(68%)
Interest expense	(7,939)	(8,844)	(10%)	(10%)
Other income (expense), net	532	(17,455)	(103%)	(103%)
Total other income (expense), net	(1,125)	(6,213)	(82%)	(84%)

Income before income taxes	43,608	44,865	(3%)	(4%)
Provision for income taxes	24,691	31,158	(21%)	(17%)
Net income	$18,917	$13,707	38%	22%

Net income per share:
Basic	$0.12	$0.08
Diluted	$0.11	$0.08
Weighted average common shares outstanding:
Basic	164,011	177,283	(7%)
Diluted	166,393	180,580	(8%)

We provide the percent change in the results from one period to another using constant currency disclosure to adjust year-over-year measurements for impacts due to currency fluctuations.
Constant currency changes should be considered in addition to, and not as a substitute for changes in revenues, expenses, income, or other measures of financial performance prepared in accordance with US GAAP. We calculate constant currency changes by converting entities’ financial results for the prior year period that are reported in currencies other than the United States dollar at the exchange rate in effect for the current period rather than the previous period.

LAWSON SOFTWARE, INC.
CONSOLIDATED BALANCE SHEETS
(in USD thousands)
(unaudited)
	May 31, 2009	May 31, 2008
ASSETS

Current assets:
Cash and cash equivalents	$414,815	$435,121
Restricted cash – current	9,208	746
Marketable securities	-	5,453
Short term investments	-	45,236
Trade accounts receivable, net	152,666	184,047
Income taxes receivable	4,242	10,309
Deferred income taxes – current	18,909	16,839
Prepaid expenses and other current assets	52,255	44,470
Total current assets	652,095	742,221

Restricted cash - non-current	1,786	2,038
Property and equipment, net	55,641	45,044
Goodwill	470,274	546,578
Other intangibles assets, net	91,701	120,194
Deferred income taxes - non-current	49,565	35,907
Other assets	13,903	18,614

Total assets	$1,334,965	$1,510,596

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Long-term debt – current	$4,591	$3,849
Accounts payable	14,018	23,481
Accrued compensation and benefits	73,976	89,733
Income taxes payable	4,513	8,860
Deferred income taxes – current	5,652	7,399
Deferred revenue – current	279,041	298,509
Other current liabilities	56,308	49,318
Total current liabilities	438,099	481,149

Long-term debt – non-current	243,355	244,734
Deferred income taxes - non-current	16,827	12,529
Deferred revenue – non-current	13,482	14,097
Other long-term liabilities	14,781	14,528

Total liabilities	726,544	767,037

Stockholders’ equity:
Common stock	2,018	2,010
Additional paid-in capital	845,522	838,141
Treasury stock, at cost	(324,651)	(225,598)
Retained earnings	50,379	31,462
Accumulated other comprehensive income	35,153	97,544
Total stockholders’ equity	608,421	743,559

Total liabilities and stockholders’ equity	$1,334,965	$1,510,596

LAWSON SOFTWARE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in USD thousands)
(unaudited)

	Three Months Ended		Twelve Months Ended
	May 31, 2009	May 31, 2008	May 31, 2009	May 31, 2008
Cash flows from operating activities:
Net income	$9,845	$3,676	$18,917	$13,707
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,378	11,112	39,647	43,295
Amortization of debt issuance costs	321	322	1,284	1,288
Deferred income taxes	(9,558)	7,919	(3,645)	8,599
Provision for doubtful accounts	411	3,354	1,489	1,110
Warranty provision	2,722	1,805	7,426	6,398
Impairment on long-term investments	-	6,118	-	18,414
Net gain on disposal of assets	-	-	-	(311)
Excess tax benefits from stock transactions	(200)	(103)	(648)	(2,128)
Stock-based compensation expense	1,758	2,060	8,519	6,743
Amortization of discounts and premiums on marketable securities	-	-	6	(92)
Changes in operating assets and liabilities:
Trade accounts receivable	(5,953)	23,232	25,843	(6,432)
Prepaid expenses and other assets	(5,068)	(7,638)	(7,351)	(19,498)
Accounts payable	3,233	(50)	(7,660)	73
Accrued expenses and other liabilities	14,629	(15,428)	6,731	(33,594)
Income taxes payable/receivable	5,758	(1,485)	2,907	9,911
Deferred revenue	85,036	92,930	(22,177)	34,156
Net cash provided by operating activities	113,312	127,824	71,288	81,639

Cash flows from investing activities:
Cash paid in conjunction with acquisitions, net of cash acquired	-	(20,253)	-	(20,253)
Change in restricted cash	572	513	(8,105)	4,660
Purchases of marketable securities and investments	-	3	-	(205,095)
Proceeds from maturities and sales of marketable securities and investments	(7)	53	50,657	216,393
Purchases of property and equipment	(8,803)	(7,145)	(29,333)	(22,992)
Net cash provided by (used in) investing activities	(8,238)	(26,829)	13,219	(27,287)

Cash flows from financing activities:
Principal payments on long-term debt	(524)	(927)	(1,747)	(2,267)
Payments on capital lease obligations	(156)	(355)	(1,043)	(1,379)
Cash proceeds from exercise of stock options	574	420	2,531	6,910
Excess tax benefit from stock transactions	200	103	648	2,128
Cash proceeds from employee stock purchase plan	541	778	2,698	2,990
Repurchase of common stock from related parties	(8,875)	-	(8,875)	(36,800)
Repurchase of common stock - other	(3,163)	-	(94,129)	(68,829)
Net cash provided by (used in) financing activities	(11,403)	19	(99,917)	(97,247)

Effect of exchange rate changes on cash and cash equivalents	12,906	1,333	(4,896)	4,053

Net increase (decrease) in cash and cash equivalents	106,577	102,347	(20,306)	(38,842)
Cash and cash equivalents at beginning of period	308,238	332,774	435,121	473,963
Cash and cash equivalents at end of period	$414,815	$435,121	$414,815	$435,121

LAWSON SOFTWARE, INC.

RECONCILIATION OF CONSOLIDATED GAAP NET INCOME TO CONSOLIDATED NON-GAAP NET INCOME
(in USD thousands)
		Three Months Ended		Twelve Months Ended
		May 31, 2009	May 31, 2008	May 31, 2009	May 31, 2008
Net income, as reported		$9,845	$3,676	$18,917	$13,707
Purchase accounting impact on revenue	(1)	63	408	538	1,670
Purchase accounting impact on consulting cost		45	139	150	525
Amortization of purchased maintenance contracts		592	726	2,607	3,369
Stock-based compensation		1,758	2,059	8,519	6,741
Pre-merger claims reserve adjustment		(1,134)	-	(5,021)	(3,827)
Restructuring		8,934	(529)	19,954	(731)
Amortization		4,706	6,473	19,934	25,988
Impairment on long-term investments		-	6,117	-	18,413
Tax provision	(4)	(7,786)	(1,452)	(6,910)	(6,237)
Non-GAAP net income		$17,023	$17,617	$58,688	$59,618

RECONCILIATION OF CONSOLIDATED GAAP TO CONSOLIDATED NON-GAAP PER SHARE EFFECT
		Three Months Ended		Twelve Months Ended
		May 31, 2009	May 31, 2008	May 31, 2009	May 31, 2008
Net income, as reported	(2)	$0.06	$0.02	$0.11	$0.08
Purchase accounting impact on revenue	(1)	0.00	0.00	0.00	0.01
Purchase accounting impact on consulting cost		0.00	0.00	0.00	0.00
Amortization of purchased maintenance contracts		0.00	0.00	0.02	0.02
Stock-based compensation		0.01	0.01	0.05	0.04
Pre-merger claims reserve adjustment		(0.01)	-	(0.03)	(0.02)
Restructuring		0.05	(0.00)	0.12	0.00
Amortization		0.03	0.04	0.12	0.14
Impairment on long-term investments		-	0.03	-	0.10
Tax provision	(4)	(0.05)	(0.01)	(0.04)	(0.03)
Non-GAAP net income per share	(2)(3)	$0.10	$0.10	$0.35	$0.33

Weighted average shares – basic		162,520	173,272	164,011	177,283
Weighted average shares – diluted		164,697	176,475	166,393	180,580

SUMMARY OF NON-GAAP ITEMS (in USD thousands)
		Three Months Ended		Twelve Months Ended
		May 31, 2009	May 31, 2008	May 31, 2009	May 31, 2008
Purchase accounting impact on revenue	(1)	$63	$408	$538	$1,670
Purchase accounting impact on consulting cost		45	139	150	525
Amortization of purchased maintenance contracts		592	726	2,607	3,369
Stock-based compensation		1,758	2,059	8,519	6,741
Pre-merger claims reserve adjustment		(1,134)	-	(5,021)	(3,827)
Restructuring		8,934	(529)	19,954	(731)
Amortization		4,706	6,473	19,934	25,988
Impairment on long-term investments		-	6,117	-	18,413
subtotal pre-tax adjustments		14,964	15,393	46,681	52,148
Tax provision	(4)	(7,786)	(1,452)	(6,910)	(6,237)
Impact on net income		$7,178	$13,941	$39,771	$45,911
(1)	For the purchase accounting impact on deferred revenues for three months and twelve months ended May 31, 2009, $63,000 and $538,000, respectively, relates to maintenance revenues.
(2)	For calculation of EPS, basic weighted average shares are used with a net loss and diluted weighted average shares are used with net income.
(3)	Net income per share columns may not total due to rounding.
(4)	The non-GAAP tax provision is calculated excluding the non-GAAP adjustments on a jurisdictional basis.

LAWSON SOFTWARE, INC.
SUPPLEMENTAL NON-GAAP MEASURES
INCREASE (DECREASE) IN GAAP AMOUNTS REPORTED
(in USD thousands)
(unaudited)

	Three Months Ended		Twelve Months Ended
	May 31, 2009	May 31, 2008	May 31, 2009	May 31, 2008
Revenue items
Purchase accounting impact on maintenance	$63	$366	$538	$1,438
Purchase accounting impact on consulting	-	42	-	232
Total revenue items	63	408	538	1,670

Cost of license items
Amortization of acquired software	(2,689)	(2,883)	(11,043)	(12,298)
Stock-based compensation	-	(3)	-	(19)
Total cost of license items	(2,689)	(2,886)	(11,043)	(12,317)

Cost of maintenance items
Amortization of purchased maintenance contracts	(592)	(726)	(2,607)	(3,369)
Stock-based compensation	(77)	(40)	(274)	(119)
Total cost of maintenance items	(669)	(766)	(2,881)	(3,488)

Cost of consulting items
Purchased accounting impact on consulting cost	(45)	(139)	(150)	(525)
Amortization	-	-	1	-
Stock-based compensation	(293)	(189)	(758)	(602)
Total cost of consulting items	(338)	(328)	(907)	(1,127)

Research and development items
Stock-based compensation	(174)	(127)	(634)	(452)
Total research and development items	(174)	(127)	(634)	(452)

Sales and marketing items
Stock-based compensation	(164)	(350)	(1,617)	(1,104)
Total sales and marketing items	(164)	(350)	(1,617)	(1,104)

General and administrative items
Pre-merger claims reserve adjustment	1,134	-	5,021	3,827
Stock-based compensation	(1,050)	(1,350)	(5,236)	(4,445)
Total general and administrative items	84	(1,350)	(215)	(618)

Restructuring	(8,934)	529	(19,954)	731

Amortization of acquired intangibles	(2,017)	(3,590)	(8,892)	(13,690)

Other income (expense), impairment on long-term investments	-	6,117	-	18,413

Tax provision (1)	(7,786)	(1,452)	(6,910)	(6,237)

Total adjustments	$7,178	$13,941	$39,771	$45,911

(1)	At the beginning of the fiscal year, the company computed an estimated annual global effective non-GAAP tax rate of 35%. The non-GAAP tax rate is calculated excluding non-GAAP adjustments on a jurisdictional basis. This estimated 35% tax rate will be utilized each quarter throughout fiscal year 2009. The company’s estimated fiscal year 2010 non-GAAP tax rate is 37%.

CONTACT:
Lawson Software
Media:
Joe Thornton, +1-651-767-6154
joe.thornton@us.lawson.com
or
Investors and Analysts:
Barbara Doyle, +1-651-767-4835
barbara.doyle@us.lawson.com
or
Investors and Analysts:
Heather Pribyl, +1-651-767-6459
heather.pribyl@us.lawson.com